FRDK, Inc.

                                October 5, 1995







BY HAND DELIVERY AND
BY CERTIFIED MAIL
(RETURN RECEIPT REQUESTED)


Wallace Computer Services, Inc.
4600 West Roosevelt Road
Hillside, Illinois 60162
Attn:  Secretary

         Re:      Notification of Stockholder's Intent
                  to Bring Business Before the 1995 Annual
                  Meeting of Wallace Computer Services, Inc.

Ladies and Gentlemen:

                  As you know,  Moore  Corporation  Limited  ("Moore") and FRDK,
Inc., a New York corporation (the "Stockholder") which is a wholly owned subsidiary of Moore, commenced a tender offer (the "Offer") on August 2, 1995 to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Wallace Computer Services, Inc. (the "Company"), together with the associated preferred stock purchase rights (the "Rights"), at $56 per Share (and associated Right), net to the seller in cash.

                  In connection with the Offer, the Stockholder has previously delivered to the Company (i) a notice in accordance with Section 3.3 of the Amended and Restated Bylaws of the Company (the "Bylaws") indicating its intention to nominate at the Company's 1995 Annual Meeting (the "Annual Meeting") Curtis A. Hessler, Albert W. Isenman, III and Robert P. Rittereiser to serve as directors of the Company; and (ii) a notice in accordance with Section 2.11(a) of the Bylaws indicating its intention to present business at the Annual Meeting (the "First Stockholder Proposal Letter").

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                  Pursuant  to Section  2.11(a) of the Bylaws,  the  Stockholder
hereby notifies the Company of the Stockholder's intent to bring before the Annual Meeting business for the purpose of: (i) removing all of the members of the Board of Directors of the Company other than Messrs. Hessler, Isenman and Rittereiser, if then directors of the Company; (ii) amending the Bylaws to fix the number of directors of the Company at five; and (iii) repealing each provision of the Bylaws or amendment thereto adopted subsequent to February 15, 1995 and prior to the approval of the Stockholder Proposals (as defined below). The proposals that the Stockholder intends to bring before the Annual Meeting are each set forth in Annex I hereto (the "Stockholder Proposals"), and the foregoing description of the Stockholder Proposals is qualified in its entirety by reference to such Annex I.

                  The Stockholder has previously delivered to the Company its Offer to Purchase dated August 2, 1995 and Tender Offer Statement on Schedule 14D-1, as amended, containing its reasons for introducing the Stockholder Proposals at the Annual Meeting and a description of any material interest of the Stockholder in the Stockholder Proposals. A copy of the Offer to Purchase is attached hereto and incorporated by reference herein.

                  The Stockholder represents that it is the owner of record of 150 Shares. The Stockholder's address as it appears on the Company's books is c/o Moore Corporation Limited, 1 First Canadian Place, 72nd Floor, Toronto, Ontario, Canada M5X 1G5.

                  The Stockholder does not acknowledge the validity of the requirements set forth in Section 2.11(a) of the Bylaws, and the execution and delivery of this letter and the notification herein by the Stockholder does not constitute a waiver of the Stockholder's right to contest the validity of such requirements. To the fullest extent permitted by law, the Stockholder reserves the right, in its sole discretion, to modify or amend the Stockholder Proposals, to propose additional matters, and to decline to propose any or all of the Stockholder Proposals.



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                  Kindly acknowledge the receipt by the Secretary of the Company of the by hand delivery of this letter by signing the enclosed copy of this letter in the space provided and returning it to the waiting messenger.

                                                     Very truly yours,

                                                     FRDK, Inc.


                                                     By:  /s/  Joseph  M.  Duane
                                                     Name:   Joseph   M.   Duane
                                                     Title: President






Attachments



Received by:



------------------------
Name:



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                                    Annex I

  RESOLVED:                That  all  of  the  directors  of  Wallace   Computer
                           Services,  Inc. (the "Company")  other than Curtis A.
                           Hessler,   Albert  W.  Isenman,  III  and  Robert  P.
                           Rittereiser, if then directors of the Company, be removed without cause, effective at the time this resolution is approved.

  RESOLVED:                That the Amended and Restated Bylaws (the Bylaws") of
                           the   Company,   be  and  they  hereby  are  amended,
                           effective at the time this resolution is approved, by amending the first sentence of Section 3.2(a) of the Bylaws in its entirety to read as follows:

                                    Section 3.2.  Number,  Election,  Tenure and
                                    Qualifications;   Stockholder   Nominations;
                                    Vacancies; Removal; Resignation

                                    (a)    Number,    Election,    Tenure    and
                                    Qualifications.   Subject  to  any   special
                                    rights of the holders of preferred stock to elect additional directors, the Board of Directors shall consist of five members.

  RESOLVED:                That  each  provision  of  the  Bylaws  or  amendment
                           thereto  adopted  by the  Board of  Directors  of the
                           Company   without  the   approval   of   stockholders
                           subsequent to February 15, 1995 and prior to the approval of this resolution be, and it hereby is, repealed, effective at the time this resolution is approved.